Exhibit 99.2

INDEPENDENT AUDITOR’S CONSENT

To: The Department of Finance and Treasury Board of the Province of Nova Scotia

I consent to the use of my independent auditor’s report dated July 19, 2018 to the Members of the Legislative Assembly of Nova Scotia on the consolidated financial statements of the Province of Nova Scotia, comprising the consolidated statement of financial position as at March 31, 2018, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and related notes and schedules included in the Public Accounts of Nova Scotia for the fiscal year ended March 31, 2018, to be incorporated by reference into the Province of Nova Scotia’s previously-filed Registration Statement File No. 333-214108, with the U.S. Securities and Exchange Commission .

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Department of Finance and Treasury Board for use solely in connection with the filing of the Amendment to Form 18-K on September 5, 2018 regarding the consolidated financial statements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and to its incorporation by reference into the Province of Nova Scotia’s Registration Statement under Schedule B; accordingly, I do not consent to the use of my independent auditor’s report for any other purpose.

Michael A. Pickup, CPA, CA

Auditor General of Nova Scotia

September 5, 2018

Halifax, Nova Scotia

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca